Exhibit (a)(1)(iv)

Offer by

VIRTUS TOTAL RETURN FUND INC.

To Purchase for Cash

up to 10% of the Fund’s Outstanding

Shares of Common Stock

at 98% Net Asset Value

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. EASTERN TIME FEBRUARY 6, 2025

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING

TENDERED BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE FUND’S

ISSUER TENDER OFFER STATEMENT AND IN THE LETTER OF TRANSMITTAL.

January 7, 2025

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We are enclosing herewith the material listed below relating to the offer of Virtus Total Return Fund Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as a closed end, diversified management investment company (the “Fund”), to purchase up to 10% of the Fund’s outstanding shares of common stock, par value $0.001 per share (the “Shares”) upon the terms and conditions set forth in its January 7, 2025 Issuer Tender Offer Statement and related Letter of Transmittal (which together constitute the “Offer”). The Offer will expire at 5:00 p.m. Eastern Time February 6, 2025, or such later date to which the Offer is extended (the “Expiration Date”). The price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 98% of the net asset value per Share as determined by the Fund at the close of regular trading on the New York Stock Exchange (“NYSE”) on the Expiration Date, or if the Offer is extended, at the close of regular trading on the NYSE on the day the extended Offer expires.

We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers or other persons may charge Stockholders a fee for soliciting tenders for Shares pursuant to the Offer. The Fund will also, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. To the extent applicable, the Fund will pay all transfer taxes on its purchase of Shares; however, Stockholders may be obligated to pay transfer taxes on the purchase of Shares by the Fund and other transaction costs in certain circumstances. Backup withholding at a 24% rate may be required unless either an exemption is provided or the required taxpayer identification information and certifications are provided. See Section 8, “Federal Income Tax Consequences of the Offer,” of the Issuer Tender Offer Statement.

Please furnish copies of the following enclosed materials to those of your clients for whose accounts you hold shares in your name or in the name of your securities intermediary:

1.	A letter to Stockholders of the Fund dated January 7, 2025;

2.	The Issuer Tender Offer Statement dated January 7, 2025; and

3.	Form of letter to clients that may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee).

Exhibit (a)(1)(iv)

The Offer is not being made to, nor will the Fund accept tenders from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with applicable law.

As described in the Fund’s Issuer Tender Offer Statement under Section 3, “Procedure for Tendering Shares,” tenders may be made without the concurrent deposit of Shares if (1) such tenders are made by or through a broker or dealer that is a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority or a commercial bank or trust company having an office, branch, or agency in the United States; and (2) Computershare Trust Company, N.A. (the “Depositary”) receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Fund, and (3) confirmation of the delivery of Shares delivered into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s (as defined in the Letter of Transmittal) procedure for such transfer, together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, are received by the Depositary within one business day after the Expiration Date.

As noted in the Offer, this tender offer will not have any special pro ration provision for odd-lot tenders, which means that all odd-lot tenders (including Stockholders who own fewer than 100 Shares) are subject to pro ration.

Neither the Fund nor its Board of Directors makes any recommendation to any Stockholder as to whether to tender or not tender any Shares.

For additional information or copies of the enclosed material, please contact Georgeson LLC, the Fund’s information agent, at 888-755-4027.

Very truly yours,

/s/ Kathryn L. Santoro

Kathryn L. Santoro

Secretary

January 7, 2025

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONVEY THE AUTHORITY TO YOU OR ANY OTHER PERSON TO ACT AS AGENT OF VIRTUS TOTAL RETURN FUND INC., THE INFORMATION AGENT, OR THE DEPOSITARY, OR AUTHORIZES YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.

2